Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our audit report dated March 31, 2025, with respect to the consolidated balance sheet of ProPhase Labs, Inc. as of December 31, 2024, and the related consolidated statements of operations and other comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

October 21, 2025